---------------------------------------
                FORM 3
---------------------------------------                                                            --------------------------------
                                                                                                              OMB APPROVAL
                                                                                                   --------------------------------
                                                                                                     OMB Number:           3235-0104
                                                                                                     Expires:  December 31, 2001
                                                                                                     Estimated average burden
                                                                                                     hours per response ....... 0.5.

                                               U.S. SECURITIES AND EXCHANGE COMMISSION
                                                       WASHINGTON, D.C. 20549

                                         ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

             Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                         Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
------------------------------------------------------------------------------------------------------------------------------------
1.Name and Address of Reporting Person*  2. Date of Event Requiring Statement                5. Relationship of Reporting
                                            (Month/Day/Year)                                    Person to Issuer
   Anschutz  Philip      F.                 February 15, 2000                                  (Check all applicable)
--------------------------------------------------------------------------------------------
   (Last)   (First)   (Middle)           3. IRS Identifi-   4. Issuer Name and Ticker of      [ ] Director  [X] 10% Owner
                                            cation Number      Trading Symbol                 [ ] Officer   [ ] Other
    2400 Qwest Tower                        of Reporting                                          (give title   (specify
    555 Seventeenth Street                  Person, if an      Forcenergy Inc. (FORC)             below)        below)
---------------------------------------     entity
        (Street)                            (voluntary)
                                                                                                  ----------------------------
------------------------------------------------------------------------------------------------------------------------------------
    Denver,    CO      80202                                6. If Amendment,    7. Individual or Joint/Group Filing
---------------------------------------                        Date of Original    (Check Applicable Line)
   (City)   (State)     (Zip)                                  (Month/Year)
                                                                                   [ ] Form filed by One Reporting Person
                                                               February 25, 2000   [X] Form filed by More than One Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
                                       TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security    2.  Amount of Securities   3.  Ownership                  4. Nature of Indirect Beneficial Ownership
   (Instr.4)                Beneficially Owned         Form:  Direct                 (Instr. 5)
                            (Instr. 4)                 (D) or Indirect
                                                       (I) (Instr.)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                6,018,676                     I                               (1)
------------------------------------------------------------------------------------------------------------------------------------
Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, SEE Instruction 5(b)(v).


      POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION
          CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE
               FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

                                                                          (Over)
                                                                 SEC 1473 (3-99)

         TABLE II--DERIVATIVE SECURITIES BENEFICIALLY OWNED (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

----------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security                           2.  Date Exercisable     3.  Title and Amount of Securities
   (Instr. 4)                                                 and                      Underlying Derivative Security
                                                              Expiration Date          (Instr. 4)
                                                              (Month/Day/Year)
----------------------------------------------------------------------------------------------------------------------------
                                                          Date         Expira-                                    Amount or
                                                          Exer-        tion                                       Number of
                                                          cisable      Date            Title                      Shares
----------------------------------------------------------------------------------------------------------------------------
Warrants                                                   (2)        3/20/2010    Common Stock                   652,320
----------------------------------------------------------------------------------------------------------------------------
Warrants                                                   (2)        2/15/2005    Common Stock                       225
----------------------------------------------------------------------------------------------------------------------------
Warrants                                                   (2)        2/15/2005    Common Stock                       225
----------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------
4.  Conversion    5.  Ownership Form   6. Nature of
    or                of Derivative       Indirect
    Exercise          Security;           Beneficial
    Price or          Direct (D) or       Ownership
    Derivative        Indirect (I)        (Instr. 5)
    Security          (Instr. 5)
-------------------------------------------------------
$10.00 per share           I                 (3)
-------------------------------------------------------
$16.67 per share           I                 (4)
-------------------------------------------------------
$20.83 per share           I                 (4)
-------------------------------------------------------


(1) Philip F. Anschutz is the owner of 100% of the capital stock of Anschutz Company, which is the owner of 100% of the capital stock of The Anschutz Corporation, which is the registered owner of 6,017,775 of the securities indicated. The Anschutz Corporation is the owner of Anschutz Investment Company, which is the registered owner of 901 of the securities indicated.

(2) The warrants are immediately exercisable provided the Issuer: (1) registers the shares; (2) receives a no action letter from the SEC that the shares are exempt from registration; or (3) receives an opinion letter from counsel that the shares are exempt from registration.

(3) Philip F. Anschutz is the owner of 100% of the capital stock of Anschutz Company, which is the owner of 100% of the capital stock of The Anschutz Corporation, which is the registered owner of the securities indicated.

(4) Philip F. Anschutz is the owner of 100% of the capital stock of Anshutz Company, which is the owner of 100% of the capital stock of The Anshutz Corporation, which is the owner of 100% of the capital stock of Anshutz Investment Company, which is the registered owner of the securities indicated.

(5) Philip F. Anschutz executed a Power of Attorney that authorizes Robert M. Swysgood to sign this Form 3 on his behalf as an individual, on his behalf as Chairman of Anschutz Company, and on his behalf as Chairman of The Anschutz Corporation.

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


                    Philip F. Anschutz
                    By: Robert M. Swysgood


                    /s/ Robert M. Swysgood              1/10/2000
                    -----------------------             ---------
                    **Signature of Reporting Person     Date
                    Robert M. Swysgood
                    Attorney-in-Fact(5)

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient,
       SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                JOINT INFORMATION

Name:                      Anschutz Company
Address:                   2400 Qwest Tower
                           555 Seventeenth Street
                           Denver, CO  80202

Designated Filer:          Philip F. Anschutz

Issuer and Trading
Symbol:                    Forcenergy Inc. (FORC)

Date of Event
Requiring Statement:       February 15, 2000

Signature:                 Anschutz Company

                           By:  /s/ Robert M. Swysgood    January 10, 2001
                                ----------------------    -----------------
                                Philip F. Anschutz        Date
                                Chairman by
                                Robert M. Swysgood
                                ATTORNEY-IN-FACT (5)

Name:                      The Anschutz Corporation

Address:                   2400 Qwest Tower
                           555 Seventeenth Street
                           Denver, CO  80202

Designated Filer:          Philip F. Anschutz

Issuer and Trading
Symbol:                    Forcenergy Inc. (FORC)

Date of Event
Requiring Statement:       February 15, 2000

Signature:                 The Anschutz Corporation

                           By: /s/ Robert M. Swysgood    January 10, 2001
                               ----------------------    -----------------
                               Philip F. Anschutz        Date
                               Chairman by
                               Robert M. Swysgood
                               ATTORNEY-IN-FACT (5)

Name:                      Anschutz Investment Company
Address:                   2400 Qwest Tower
                           555 Seventeenth Street
                           Denver, CO  80202

Designated Filer:          Philip F. Anschutz

Issuer and Trading
Symbol:                    Forcenergy Inc. (FORC)

Date of Event
Requiring Statement:       February 15, 2000

Signature:                 Anschutz Investment Company

                           By: /s/ Robert M. Swysgood     January 10, 2001
                               ----------------------     -----------------
                               Robert M. Swysgood         Date
                               Vice President



                                                   Attachment to SEC 1474 (3-99)
                                                                     Page 3 of 3